SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			MTI TECHNOLOGY CORP
		CENTRAL INDEX KEY:			0000901696
		STANDARD INDUSTRIAL CLASSIFICATION:	COMPUTER STORAGE DEVICES [3572]
		IRS NUMBER:				953601802
		STATE OF INCORPORATION:			DE
		FISCAL YEAR END:			0403

	FILING VALUES:
		FORM TYPE:		SC 13G/A
		SEC ACT:
		SEC FILE NUMBER:	005-48699
		FILM NUMBER:		99546247

	BUSINESS ADDRESS:
		STREET 1:		4905 E LA PALMA AVE
		CITY:			ANAHEIM
		STATE:			CA
		ZIP:			92807
		BUSINESS PHONE:		7149700300

	MAIL ADDRESS:
		STREET 1:		4905 E LA PALMA AVE
		CITY:			ANAHEIM
		STATE:			CA
		ZIP:			92807

FILED BY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			NFT VENTURES INC ET AL
		CENTRAL INDEX KEY:			0000922758
		STANDARD INDUSTRIAL CLASSIFICATION:	 []
		IRS NUMBER:				870501112
		STATE OF INCORPORATION:			UT
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		SC 13G/A

	BUSINESS ADDRESS:
		STREET 1:		240 W CENTER
		CITY:			OREM
		STATE:			UT
		ZIP:			84057
		BUSINESS PHONE:		4082523800

	MAIL ADDRESS:
		STREET 1:		240 WEST CENTER STREET
		CITY:			OREM
		STATE:			UT
		ZIP:			84057


                SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                 SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                             (Amendment No. 2  )*




                     MTI TECHNOLOGY CORP
                   -----------------------------------------
                               (Name of Issuer)


                            Common Stock
                   -----------------------------------------
                     (Title of Class of Securities)

                                 553903105
                   -----------------------------------------
                             (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 553903105            13G/A


1    NAME OF REPORTING PERSON

i)  Raymond J. Noorda
ii) The Canopy Group, Inc.


     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

i)  ###-##-####
ii)  87-0501112

2    CHECK THE APPROPRIATE BOX IF A MEMBER
      OF A GROUP*


                  (a) [ X ]
                  (b) [     ]



3    SEC USE ONLY



4    CITIZENSHIP OR PLACE OF ORGANIZATION

i)  USA
ii)  Utah



                   5    SOLE VOTING POWER

          None

   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                     14,508,077
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                               None


                    8    SHARED DISPOSITIVE POWER

                              14,508,077


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON

             14,508,077 [Includes 42,292 shares for which there is a right to acquire


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9

     47.05%


  12   TYPE OF REPORTING PERSON*

i)  IN
ii)  CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!



          SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 10549

                   ---------------------------------

          SCHEDULE 13G/A UNDER THE SECURITIES

                     EXCHANGE ACT OF 1934

                  ---------------------------------



Item 1.    (a).  Name of Issuer:

                      MTI TECHNOLOGY CORP

        (b).  Address of Issuer's Principal Executive
               Offices:

                4905 E. LA Palma Ave.
                    Anaheim, CA  92807


Item 2.    (a).  Name of Person Filing:

i)  Raymond J. Noorda
ii) The Canopy Group, Inc.


               (b).  Address of Principal Business Office:

     c/o The Canopy Group, Inc.
     240 West Center Street
     Orem, UT  84057


Item 2.  (c).    Citizenship:

i)  USA
ii)  Utah


             (d).    Title of Class of Securities:

                      Common Stock

             (e).    CUSIP Number:

                      553903 10 5

Item 3.        This statement is filed pursuant to Rule
             13D-1(B)(ii)(G). The entity filing is an Investment Adviser registered under section 203 of the Investment Advisers
             Act of 1940.

     Not Applicable


Item 4.            Ownership.


           (a).    Amount Beneficially Owned

              14,508,077 [Includes 42,292 shares for which there is a right to acquire]

           (b).    Percent of Class:

                     47.05%

           (c).    Number of Shares as to which such entity has:

              (i)  sole power to vote or to direct the
              vote   None


              (ii)  shared power to vote or to direct
              the vote     14,508,077


              (iii)  sole power to dispose or to direct
              the disposition of  None


              (iv)  shared power to dispose or to direct
               the disposition of      14,508,077


Item 5.            If this statement is being filed to report
                 the fact that as of the date hereof the
                 reporting person has ceased to be the
                 beneficial owner of more than five
                 percent of the class of securities, check
                 the following. [    ]



Item 6.               Ownership of More Than Five Percent on
                 Behalf of Another Person:

     Not Applicable


Item 7.            Identification and Classification of
                Subsidiaries which Acquired the Security
                Being Reported on by the Parent Holding
                Company:

     Not Applicable


Item 8.            Identification and Classification of Members
                of the Group:

     Not Applicable


Item 9.             Notice of Dissolution of Group:

     Not Applicable

Item 10.           Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


          Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



               9 February 2000
               Date


               \s\  Raymond J. Noorda
               Signature


               Raymond J. Noorda
               Name/Title